Exhibit 99.1
CVR Energy Reports Third Quarter Earnings
SUGAR LAND, Texas (Dec. 5, 2007) — CVR Energy, Inc.(NYSE:CVI) today reported third quarter 2007 net income of $13.4 million, compared to net income of $129.0 million for the third quarter of 2006.
Adjusted for the unrealized gain from the company’s cash flow swap, the company reported a net loss for the third quarter 2007 of $40.8 million, which compares to net income (as so adjusted) of $21.7 million for the same quarter in 2006.
These results reflect lost revenues, lost profits and increased costs incurred due to a record flood that shut down and damaged the company’s refinery and nitrogen fertilizer operations in Coffeyville, Kan., this past summer. The company has since resumed full operations.
Net income (loss) for the nine months ended Sept. 30, 2007, was $(40.9) million compared to $170.8 million for the same period in 2006.
For the nine months of 2007, net income (adjusted for the unrealized loss from the cash flow swap) was $18.2 million, compared to net income (as so adjusted) of $122.5 million for the same period in 2006. Nine-month results for 2007 reflect the effects of the flood and a period of several months in the spring during which the refinery was shut down for a turnaround, or periodic maintenance.
Third quarter operating income was $38.7 million in 2007, compared with $52.1 million for the same period in 2006, and for the nine months ended Sept. 30, 2007, operating income was $162.5 million compared with $267.0 million in the same period of 2006.
“Our refinery and nitrogen fertilizer facilities in Coffeyville, Kan., recovered rapidly from the devastating floods which swept across the area beginning June 30, and in fact, our refinery is now operating significantly above pre-flood rates,” said Jack Lipinski, chief executive officer. “In addition, the nitrogen fertilizer plant, which was less affected by the flood and therefore lost only 18 days production, continues to perform well. It is the lowest-cost nitrogen fertilizer producer in North America.”
“CVR Energy’s rapid recovery from the flood is the direct result of a committed effort by our employees and the dedication of our contractors and suppliers,” he said. “Our return to normal operations so quickly demonstrates the phenomenal talents in this organization.”
On Oct. 26, 2007, the company consummated an initial public offering (IPO) of 23 million shares of its common stock. The initial public offering price was $19 per share. The net proceeds to CVR Energy from the sale of common stock were $408.5 million before offering costs of approximately $11.4 million. The net proceeds were used to repay $380 million of debt, including $50 million of outstanding indebtedness under CVR Energy’s revolving credit facility.
The variance from operating income guidance provided in CVR Energy’s IPO prospectus results from accelerating the recognition of expenses associated with the flood and related crude oil discharge into the third quarter. These expenses are within the original total estimate of flood related expenditures. The company believes it is fully insured for these expenses and will record any additional insurance proceeds as collection becomes more imminent.
Petroleum Business
Petroleum operations reported operating income in the third quarter of 2007 of $26.5 million on sales of $545.9 million, compared with third quarter 2006 operating income of $55.5 million on sales of $747.3 million. For the nine months, petroleum operations operating income was $129.4 million on sales of $1.7 billion in 2007, compared with $233.5 million in 2006 on sales of $2.2 billion in 2006.
Refining margins in the mid-continent region were among the highest in the United States for the most recently completed quarter. The gasoline crack spread in the Platt’s Group 3 region averaged $20.48 per barrel for the third quarter 2007 compared to $15.20 for the same period in 2006. The distillate crack spread averaged $22.49 per barrel for the quarter ended Sept. 30, 2007, compared to $23.20 for the third quarter 2006.
Crude oil throughput for the third quarter 2007 decreased to 52,497 barrels per day compared to 94,019 per day for the third quarter 2006 primarily as a result of downtime associated with the flood.
Nitrogen Fertilizer Business
Nitrogen fertilizer operations reported third quarter 2007 operating income of $13.8 million on sales of $40.8 million, compared with a loss of $3.0 million on sales of $32.5 million during the same period in 2006. For the nine month period in 2007, the nitrogen fertilizer operations reported operating income of $34.9 million on sales of $115.1 million, compared with operating income of $34.1 million on sales of $128.2 million during the equivalent nine month period of 2006.
Nitrogen fertilizer operations benefited from significantly improved pricing from prior year levels for all products, reflecting a positive outlook for North American agricultural markets and a favorable supply/demand situation in world markets. For the third quarter of 2007, nitrogen fertilizer operations reported increases in average plant gate prices of 28 percent and 66 percent for ammonia and urea ammonium nitrate (UAN), respectively, as compared to the third quarter of 2006.
On-stream factors for the gasification and ammonia units for the third quarter 2007 improved from the comparable period in 2006 despite approximately eighteen days of downtime associated with the flood. Third quarter 2006 on-stream factors were negatively impacted by a major scheduled turnaround at the Coffeyville nitrogen plant. On-stream factors for the UAN plant for the third quarter 2007 were lower than the comparable period of 2006 primarily due to downtime associated with the flood and other unscheduled repair and maintenance activities during the third quarter 2007.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forwardlooking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors disclosed in our SEC filings, including our Form 10-Q for the quarter ended September 30, 2007. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc. is an independent refiner and marketer of high value transportation fuels and, through a limited partnership, a producer of ammonia and urea ammonia nitrate fertilizers. CVR Energy’s petroleum business includes a 113,500 barrel per day, complex, full-coking sour crude refinery in Coffeyville, Kan., In addition, CVR Energy’s supporting businesses include a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; storage and terminal facilities for asphalt and refined fuels in Phillipsburg, Kan.; and a rack marketing division supplying product to customers through tanker trucks and at throughput terminals.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com
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CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR and our two operating segments for the three and nine months ended September 30, 2006 and 2007. The summary financial data for our two operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate offices. The following data should be read in conjunction with our condensed consolidated financial statements and the notes thereto included in our Form 10-Q.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
	(unaudited)
	(in millions, except as otherwise indicated)
Consolidated Statement of Operations Data:
Net sales	$778.6	$586.0	$2,329.2	$1,819.9
Cost of product sold (exclusive of depreciation and amortization)	644.7	446.2	1,848.1	1,319.5
Direct operating expense (exclusive of depreciation and amortization)	56.7	44.4	144.5	218.8
Selling, general and administrative expense (exclusive of depreciation and amortization)	12.3	14.0	32.8	42.1
Net costs associated with flood(1)	—	32.2	—	34.3
Depreciation and amortization (2) (3)	12.8	10.5	36.8	42.7
Operating income	$52.1	$38.7	$267.0	$162.5
Other income (expense)	1.7	0.2	3.1	0.9
Interest (expense)	(10.7)	(18.3)	(33.0)	(46.0)
Gain (loss) on derivatives	171.2	40.5	44.7	(251.9)
Income (loss) before income taxes and minority interest in subsidiaries	$214.3	$61.1	$281.8	$(134.5)
Income tax (expense) benefit	(85.3)	(47.6)	(111.0)	93.4
Minority interest in (income) loss of subsidiaries	—	(0.1)	—	0.2
Net income (loss) (4)	$129.0	$13.4	$170.8	$(40.9)
Pro forma earnings per share, basic	$1.50	$0.16	$1.98	$(0.47)
Pro forma earnings per share, diluted	$1.50	$0.16	$1.98	$(0.47)
Pro forma weighted average shares, basic	86,141,291	86,141,291	86,141,291	86,141,291
Pro forma weighted average shares, diluted	86,158,791	86,158,791	86,158,791	86,141,291
Balance Sheet Data:
Cash and cash equivalents			$38.1	$27.3
Working capital			173.4	(27.0)
Total assets			1,397.7	1,848.6
Total debt, including current portion			527.8	847.0
Minority interest in subsidiaries			—	5.2
Management units subject to compromise			9.0	8.7
Members’ equity			303.1	34.5
Stockholders’ equity			—	—
Other Financial Data:
Depreciation and amortization (3)	$12.8	$10.5	$36.8	$42.7
Net Income (loss) adjusted for unrealized gain or loss from Cash Flow Swap (5)	21.7	(40.8)	122.5	18.2
Cash flows (used in) provided by operating activities	(22.4)	3.9	97.9	161.5
Cash flows (used in) investing activities	(86.8)	(25.6)	(173.0)	(239.7)
Cash flows provided by financing activities	19.4	26.0	48.5	63.6
Capital expenditures for property, plant and equipment	86.8	25.6	173.0	239.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
Key Operating Statistics:
Petroleum Business

Production (barrels per day) (6)	107,094	58,382	106,975	71,454
Crude oil throughput (barrels per day) (6)	94,019	52,497	94,061	64,829
Nitrogen Fertilizer Business
Production Volume:
Ammonia (tons in thousands)	78.3	75.9	283.9	244.9
UAN (tons in thousands)	136.7	128.0	465.0	432.6

(1)	Represents the write-off of approximate net costs associated with the flood and oil spill that are not probable of recovery.

(2)	Depreciation and amortization is comprised of the following components as excluded from cost of products sold, direct operating expense and selling, general and administrative expense:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2007	2006	2007
	(unaudited)
	(in millions)
Depreciation and amortization included in cost of product sold	$0.5	$0.6	$1.6	$1.8
Depreciation and amortization included in direct operating expense	11.7	9.6	34.5	40.2
Depreciation and amortization included in selling, general and administrative expense	0.6	0.3	0.7	0.7

Total depreciation and amortization	$12.8	$10.5	$36.8	$42.7

(3)	Depreciation and amortization does not include approximately $7.6 million for both the three and nine months ended September 30, 2007 which is included in net costs associated with flood due to the facilities being temporarily idled.

(4)	The following are certain charges and costs incurred in each of the relevant periods that are meaningful to understanding our net income (loss) and in evaluating our performance due to their unusual or infrequent nature:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2007	2006	2007
	(unaudited)
	(in millions)
Funded letter of credit expense and interest rate swap not included in interest expense (a)	$(0.4)	$0.7	$0.2	$0.9
Major scheduled turnaround expense (b)	4.1	—	4.4	76.8
Unrealized (gain) loss from Cash Flow Swap	(178.5)	(90.2)	(80.3)	98.3

(a)	Consists of fees which are expensed to selling, general and administrative expense in connection with the funded letter of credit facility of $150.0 million issued in support of the Cash Flow Swap. We consider these fees to be equivalent to interest expense and the fees are treated as such in the calculation of EBITDA in the Credit Facility.

(b)	Represents expenses associated with a major scheduled turnaround at the nitrogen fertilizer plant and our refinery.
(5)	Net income adjusted for unrealized gain or loss from Cash Flow Swap results from adjusting for the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with J. Aron, a subsidiary of The Goldman Sachs Group, Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if crack spreads fall below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rise above the fixed level, we agreed to pay the difference to J. Aron. With crude oil capacity expected to reach 115,000 bpd by the end of 2007, the Cash Flow Swap represents approximately 58% and 14% of crude oil capacity for the periods January 1, 2008 through June 30, 2009 and July 1, 2009 through June 30, 2010, respectively. Under the terms of our Credit Facility and upon meeting specific requirements related to our leverage ratio and our credit ratings, we may reduce the Cash Flow Swap to 35,000 bpd, or approximately 30% of executed crude oil capacity, for the period from April 1, 2008 through December 31, 2008 and terminate the Cash Flow Swap in 2009 and 2010.

We have determined that the Cash Flow Swap does not qualify as a hedge for hedge accounting purposes under current GAAP. As a result, our periodic statements of operations reflect in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which is accounted for as a liability on our balance sheet. As the crack spreads increase we are required to record an increase in this liability account with a corresponding expense entry to be made to our statement of operations. Conversely, as crack spreads decline we are required to record a decrease in the swap related liability and post a corresponding income entry to our statement of operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrecognized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilizes Net income adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors considers our U.S. GAAP net income results as well as Net income adjusted for unrealized gain or loss from Cash Flow Swap. We believe that Net income adjusted for unrealized gain or loss from Cash Flow Swap enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark to market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized loss from Cash Flow Swap net of its related tax benefit.

Net income adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. Because Net income adjusted for unrealized gain or loss from Cash Flow Swap excludes mark to market adjustments, the measure does not reflect the fair market value of our Cash Flow Swap in our net income. As a result, the measure does not include potential cash payments that may be required to be made on the Cash Flow Swap in the future. Also, our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies.

The following is a reconciliation of Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap to Net income:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2007	2006	2007
	(unaudited)
	(in millions)
Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap	$21.7	$(40.8)	$122.5	$18.2
Plus:
Unrealized gain (loss) from Cash Flow Swap, net of taxes	107.3	54.2	48.3	(59.1)

Net income (loss)	$129.0	$13.4	$170.8	$(40.9)

(6)	Barrels per day is calculated by dividing the volume in the period by the number of calendar days in the period. Barrels per day as shown here is impacted by plant down-time and other plant disruptions and does not represent the capacity of the facility’s continuous operations.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2007	2006	2007
	(unaudited)
	(in millions, except as otherwise indicated)
Petroleum Business:
Net sales	$747.3	$545.9	$2,205.0	$1,707.3
Cost of product sold (exclusive of depreciation and amortization)	637.5	443.1	1,828.1	1,312.2
Direct operating expense (exclusive of depreciation and amortization)	38.2	29.5	97.3	170.7
Net costs associated with flood	—	28.6	—	30.6
Depreciation and amortization	7.9	6.6	23.6	29.7

Gross profit	$63.7	$38.1	$256.0	$164.1
Plus direct operating expense (exclusive of depreciation and amortization)	38.2	29.5	97.3	170.7
Plus Net costs associated with flood	—	28.6	—	30.6
Plus depreciation and amortization	7.9	6.6	23.6	29.7

Refining margin (1)	$109.8	$102.8	$376.9	$395.1
Refining margin per crude oil throughput barrel	$12.69	$21.28	$14.68	$22.32
Gross profit per crude oil throughput barrel	$7.36	$7.89	$9.97	$9.27
Direct operating expense (exclusive of depreciation and amortization) per crude oil throughput barrel	$4.42	$6.11	$3.79	$9.64
Operating income (loss)	55.5	26.5	233.5	129.4

(1)	Refining margin is a measurement calculated as the difference between net sales and cost of products sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of products sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold exclusive of depreciation and amortization) can be taken directly from our statement of operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Market Indicators	2006	2007	2006	2007
	(dollars per barrel)
West Texas Intermediate (WTI) crude oil	$70.54	$75.15	$68.26	$66.19
NYMEX 2-1-1 Crack Spread	10.85	12.12	11.63	15.45
Crude Oil Differentials:
WTI less WTS (sour)	4.54	5.30	5.43	4.69
WTI less Maya (heavy sour)	14.89	12.34	15.55	11.56
WTI less Dated Brent (foreign)	0.99	0.52	1.33	0.89
PADD II Group 3 versus NYMEX Basis:
Gasoline	4.00	8.93	1.82	4.74
Heating Oil	12.49	9.97	7.90	9.54

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Company Operating Statistics	2006	2007	2006	2007
	(unaudited)
	(dollars per barrel)
Per barrel profit, margin and expense of crude oil throughput:
Refining margin	$12.69	$21.28	$14.68	$22.32
Gross profit	7.36	7.89	9.97	9.27
Direct operating expense (exclusive of depreciation and amortization)	4.42	6.11	3.79	9.64
Per gallon sales price:
Gasoline	2.11	2.28	1.99	2.14
Distillate	2.20	2.35	2.04	2.12

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006		2007		2006		2007
	Barrels		Barrels		Barrels		Barrels
Selected Company Volumetric Data	Per Day	%	Per Day	%	Per Day	%	Per Day	%
Production:
Total gasoline	41,980	39.2	25,971	44.4	46,137	43.1	29,949	41.9
Total distillate	39,682	37.1	23,448	40.2	41,401	38.7	29,511	41.3
Total other	25,432	23.7	8,963	15.4	19,437	18.2	11,994	16.8

Total all production	107,094	100.0	58,382	100.0	106,975	100.0	71,454	100.0
Crude oil throughput	94,019	92.3	52,497	93.9	94,061	92.6	64,829	94.7

All other inputs	7,831	7.7	3,403	6.1	7,463	7.4	3,643	5.3

Total feedstocks	101,850	100.0	55,900	100.0	101,524	100.0	68,472	100.0

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006		2007		2006		2007
	Total		Total		Total		Total
	Barrels	%	Barrels	%	Barrels	%	Barrels	%
Crude oil throughput by crude type:
Sweet	5,466,637	63.2	2,835,032	58.7	12,916,402	50.3	11,203,099	63.3
Light/medium sour	3,105,258	35.9	1,168,786	24.2	12,685,293	49.4	5,256,430	29.7
Heavy sour	77,848	0.9	825,878	17.1	77,036	0.3	1,238,889	7.0

Total crude oil throughput	8,649,743	100.0	4,829,696	100.0	25,678,731	100.0	17,698,418	100.0

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Nitrogen Fertilizer Business:	2006	2007	2006	2007
	(unaudited)
	(in millions, except as otherwise indicated)
Net sales	$32.5	$40.8	$128.2	$115.1
Cost of product sold (exclusive of depreciation and amortization)	8.3	3.7	23.8	9.9
Direct operating expense (exclusive of depreciation and amortization)	18.5	14.9	47.2	48.1
Net costs associated with flood	—	1.9	—	2.0
Depreciation and amortization	4.3	3.6	12.7	12.4
Operating income (loss)	(3.0)	13.8	34.1	34.9

	Three Months Ended		Nine Months Ended
	September 30,		September 30
Company Operating Statistics	2006	2007	2006	2007
	(unaudited)
Production (thousand tons):
Ammonia	78.3	75.9	283.9	244.9
UAN	136.7	128.0	465.0	432.6

Total	215.0	203.9	748.9	677.5

Sales (thousand tons) (1):
Ammonia	30.6	24.7	96.8	58.8
UAN	138.4	120.6	477.7	414.2

Total	169.0	145.3	574.5	473.0

Product pricing (plant gate) (dollars per ton) (1):
Ammonia	$283	$363	$346	$358
UAN	141	234	169	203

	Three Months Ended		Nine Months Ended
	September 30,		September 30
Company Operating Statistics	2006	2007	2006	2007
	(unaudited)
On-stream factor (2):
Gasification	80.7%	81.3%	91.7%	87.4%
Ammonia	74.2%	80.4%	87.8%	84.6%
UAN	76.2%	71.8%	87.9%	78.5%

Reconciliation to net sales (dollars in thousands):
Freight in revenue	$4,420	$3,581	$13,860	$10,011
Sales net plant gate	28,103	37,175	114,295	105,080

Total net sales	32,523	40,756	128,155	115,091

(1)	Plant gate sales per ton represents net sales less freight revenue divided by sales tons. Plant gate pricing per ton is shown in order to provide industry comparability.

(2)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period.